 As filed with the Securities and Exchange Commission on September 1, 2000
                                        Registration No. 333-
                                                               ---------------
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              ELTRAX SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        MINNESOTA                                                   41-1484525
(State or Other Jurisdiction of Incorporation or Organization)         (I.R.S. Employer Identification No.)

                                 ---------------

                               WILLIAM P. O'REILLY
                        CHAIRMAN OF THE BOARD, PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER
                              400 GALLERIA PARKWAY
                                    SUITE 300
                             ATLANTA, GEORGIA 30339

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                 ---------------

                        Copies of all correspondence to:
                               JOEL M. ALAM, ESQ.
                        JAFFE, RAITT, HEUER & WEISS, P.C.
                               ONE WOODWARD AVENUE
                                   SUITE 2400
                             DETROIT, MICHIGAN 48226

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                                             CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
                                                                            Proposed Maximum                Amount of
  Title of Each Class of Securities     Amount to be Registered        Aggregate Offering Price (1)     Registration Fee
-------------------------------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par value        3,648,788 shares                  $16,534,482.82                   $4,365.10

-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the registrant's common stock on August 25, 2000 on the Nasdaq National Market System.
                       ----------------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETED AND MAY CHANGE. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              SUBJECT TO COMPLETION
                       PROSPECTUS DATED SEPTEMBER 1, 2000


PROSPECTUS

                                3,648,788 SHARES

                              ELTRAX SYSTEMS, INC.

                                  COMMON STOCK


     This prospectus covers the sale of up to 3,648,788 shares of Eltrax Systems, Inc. common stock by certain stockholders. We will not receive any proceeds from the sale of the shares by the stockholders.

     Our common stock is listed on the Nasdaq National Market System under the symbol "ELTX." The last reported sale price of the common stock as reported on the Nasdaq National Market System on August 30, 2000, was $4.8125 per share.

     The selling stockholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of our common stock offered hereby from time to time on terms to be determined at the time of sale. See "Plan of Distribution."

     We have agreed to bear all expenses of registration of our common stock offered hereby under federal and state securities laws.

     On June 12, 2000 we entered into an agreement to merge with Cereus Technology Partners, Inc. ("Cereus"). We amended and restated this agreement as of July 27, 2000. Under the agreement, Cereus would merge with and into a wholly-owned subsidiary of ours. We have scheduled a meeting of our stockholders for September 29, 2000 to consider and vote upon the merger.

        SEE "RISK FACTORS" ON PAGE 6 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES.

                       ----------------------------------

          These securities have not been approved or disapproved by the
           Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission
               or any state securities commission passed upon the
                  accuracy or adequacy of this prospectus. Any
                       representation to the contrary is a
                                criminal offense.
                       ----------------------------------
                  The date of this Prospectus is       , 2000.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         CERTAIN STATEMENTS CONTAINED IN THIS DOCUMENT OR INCORPORATED HEREIN BY REFERENCE THAT ARE NOT STATEMENTS OF HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "WILL" AND SIMILAR EXPRESSIONS ARE EXAMPLES OF WORDS THAT IDENTIFY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING OUR FUTURE FINANCIAL POSITION, BUSINESS STRATEGY AND EXPECTED COST SAVINGS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON OUR CURRENT BELIEFS, AS WELL AS ASSUMPTIONS WE HAVE MADE BASED UPON INFORMATION CURRENTLY AVAILABLE TO US.

         EACH FORWARD-LOOKING STATEMENT REFLECTS OUR CURRENT VIEW OF FUTURE EVENTS AND IS SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY RESULTS EXPRESSED OR IMPLIED BY OUR FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY ANY FORWARD-LOOKING STATEMENTS INCLUDE:

-    OUR ABILITY TO SUCCESSFULLY PENETRATE THE           -     OUR ABILITY TO FUND CONTINUING OPERATING
     NETWORK, APPLICATION AND ASP MARKETS;                     LOSSES AND CAPITAL REQUIREMENTS;

-    THE CONSUMMATION OF THE MERGER WITH CEREUS;         -     OUR ABILITY TO DISPOSE OF OUR HOSPITALITY
                                                               SERVICES GROUP;

-    OUR ABILITY TO SUCCESSFULLY ACCESS THE CAPITAL      -     TRENDS FOR THE CONTINUED GROWTH OF THE
     MARKETS TO FUND THE GROWTH OF OUR BUSINESS;               BUSINESS OF ELTRAX AND CEREUS;

-    OUR ABILITY TO CONTINUE TO SUCCESSFULLY MARKET      -     OUR ABILITY TO  ENHANCE REVENUE AND EARNINGS
     EXISTING PRODUCTS AND SERVICES, WHICH MAY BE              GROWTH;
     ADVERSELY IMPACTED BY COMPETITION;

-    OUR ABILITY TO SUCCESSFULLY DEVELOP AND MARKET      -     OUR ABILITY TO INTEGRATE OUR BUSINESS WITH
     NEW PRODUCTS AND SERVICES;                                CEREUS' BUSINESS AND OTHER PRIOR AND
                                                               SUBSEQUENT MERGERS AND ACQUISITIONS;

-    THE EFFECTS OF OUR ACCOUNTING POLICIES AND          -     OUR ABILITY TO EXPAND OUR MARKET FOR EXISTING
     GENERAL CHANGES IN GENERALLY ACCEPTED ACCOUNTING          PRODUCTS AND SERVICES; AND
     PRACTICES;

-    GENERAL ECONOMIC AND BUSINESS CONDITIONS;           -     OTHER FACTORS DISCLOSED IN THE SECTION
                                                               ENTITLED RISK FACTORS BELOW AND IN OUR OTHER
                                                               FILINGS WITH THE SECURITIES AND EXCHANGE
                                                               COMMISSION.

ALL SUBSEQUENT FORWARD-LOOKING STATEMENTS RELATING TO THE MATTERS DESCRIBED IN THIS DOCUMENT AND ATTRIBUTABLE TO US OR TO PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY SUCH FACTORS. WE HAVE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, AND WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that Eltrax Systems, Inc., a Minnesota corporation, filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may, from time to time, sell the common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus. Except for those instances in which a specific date is referenced, the information in this
prospectus is accurate as of September   , 2000. You should read
both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

         We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, Thirteenth Floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold:

         1. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 27, 2000.

         2. Amendment number 1 to our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on April 28, 2000.

         3. The description of our common stock contained in our Registration Statement on Form 8-A (file no. 0-22190).

         4. Our Current Report on Form 8-K, containing restated audited financial statements, filed with the SEC on August 28, 2000.

         5. Our Current Report on Form 8-K, containing a copy of the joint proxy statement/prospectus dated August 30, 2000 sent to stockholders in connection with the merger with Cereus.

         6. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000.

         7. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

                              Eltrax Systems, Inc.
                              400 Galleria Parkway
                                    Suite 300
                             Atlanta, Georgia 30339
                            Attn: Corporate Secretary

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                                   THE COMPANY

         Eltrax Systems, Inc., a Minnesota corporation, is a global provider of outsourced information technology ("IT") solutions. We operate through two separate business units: the technology services group and the hospitality services group. The technology services group provides technology solutions, customer care services and acts as an application service provider ("ASP"). The hospitality services group provides enterprise information solutions for the global hospitality industry.

         As of July 19, 2000, our board of directors determined to dispose of our hospitality services group. As a result of this decision, commencing with the second quarter, we began reporting the historical operations of the hospitality services group as a discontinued operation.

         On June 12, 2000 we entered into an agreement to merge with Cereus. We amended and restated this agreement as of July 27, 2000. Under the agreement, Cereus would merge with and into a wholly-owned subsidiary of ours. We have scheduled a meeting of our stockholders for September 29, 2000 to consider and vote upon the merger.

         Our headquarters are located at 400 Galleria Parkway, Suite 300, Atlanta, GA 30339 and our telephone number is (770) 612-3500. We maintain a worldwide web address at www.eltrax.com.

TECHNOLOGY SERVICES GROUP

         The technology services group is a provider of outsourced Internet- and network-based applications and services to over 3,000 clients. Our clients are typically small- and medium-sized enterprises with revenue of $50 million to $1 billion where outsourced IT solutions provide a cost-effective alternative to developing and maintaining internal technology infrastructures. The technology services group is comprised of three divisions:

         - TECHNOLOGY SOLUTIONS. We provide comprehensive solutions, such as strategic assessment, application and network design, custom application development and integration, network management, support and maintenance that enable our clients to more effectively communicate and manage information.

         - CUSTOMER CARE SOLUTIONS. We simplify the technical support functions of our clients by providing 24x7 help desk support and training and installation services for the solutions that we have developed and implemented.

         - APPLICATION SERVICE PROVIDER (ASP). We provide our clients with application outsourcing and remote delivery of applications that lower total technology-related costs and infrastructure requirements. Our existing core competencies within the IT outsourcing marketplace and large customer base have allowed us to more rapidly introduce our ASP offerings.

OUR SOLUTION AND ITS BENEFITS

         We have developed our product and service offerings based on our propriety Plan, Build, Run(SM) methodology, which offers clients rapid delivery of comprehensive solutions for the effective deployment of e-business or other technology-related initiatives. Our solutions provide clients with the following benefits:

         - ABILITY TO FOCUS ON CORE COMPETENCIES. Our solutions allow small- and medium-sized companies to focus on their core business competencies by outsourcing all or a portion of their IT needs. Many of our clients do not have the resources to maintain internal personnel with the advanced skills required in today's IT environment.

         - ACCESS TO COMPREHENSIVE IT FUNCTIONS. We provide services across the entire IT spectrum from consulting to implementation to maintenance. We believe the option of a single-source for IT outsourcing is especially appealing to our clients who often lack the time and resources to coordinate a multi-party effort. Additionally, we provide our clients access to specific, high-level IT expertise which would normally be handled by an IT generalist.

         - ENHANCED RELIABILITY FOR KEY BUSINESS APPLICATIONS. Many of our clients choose to outsource their key business applications. Any service interruption involving key applications such as e-mail, hosting, customer care and network administration can be operationally debilitating and costly. Our solutions offer a guaranteed level of performance, which provides clients with the reliability they require from their key business applications.

OUR MARKET OPPORTUNITY

         We believe we are positioned to take advantage of a number of key trends in today's IT marketplace, including the emergence of the ASP market, continued growth of network services management and increased emphasis by organizations on customer care. Dataquest estimates that the ASP market will grow to $22.7 billion in 2003, representing a compound annual growth rate (CAGR) of 90.7%. The U.S. network services market is estimated by the GartnerGroup to grow to $70.6 billion by 2003. In addition, IDC estimates that the global market for outsourcing of customer relationship management services, of which customer care outsourcing is a subset, will grow at a CAGR of 18.6% from $24.8 billion in 1998 to $58.3 billion in 2003.

OUR STRATEGY

         Based on these current trends, we intend to focus most of our product development and marketing skills on promoting and growing the technology services group, especially the ASP division. Our objective is to become the leading provider of outsourced Internet- and network-based solutions to small- and medium-sized businesses. Our strategy for achieving this objective is as follows:

         - EXPAND SERVICE OFFERINGS. As a total solution provider of outsourced IT services for small- to medium-sized clients, we intend to continue to expand our service offerings within all segments of the technology services group to capture a larger percentage of our clients' IT budgets.

         - OFFER NEW ASP PRODUCTS. We intend to continue to align ourselves with other types of application developers and also to continue to develop proprietary applications where applicable.

         - MARKET OUR ASP PRODUCTS TO OUR EXISTING CLIENT BASE. We intend to continue to target our large, existing client base for additional ASP revenue opportunities.

         - EXPAND STRATEGIC ALLIANCES. We intend to expand strategic relationships with various manufacturers of networking hardware, software developers and vertical industry specialists in order to broaden our client base.

         - FOCUS ON VERTICAL MARKETS. We intend to focus on specific vertical markets, including, but not limited to: (i) communications; (ii) retail; (iii) education; (iv) manufacturing; and (v) healthcare. These are vertical markets in which we have significant prior experience deploying IT solutions.

HOSPITALITY SERVICES GROUP

         The hospitality services group designs, manufactures, markets and services enterprise information products and services for the global hospitality industry. These products and services consist of application-specific software and hardware systems, supplemented by training, installation, maintenance and call center support services. The hospitality services group concentrates on three major areas: restaurant solutions, lodging solutions and energy management solutions. In addition to our software enterprise products and services and hardware products, we offer a wide variety of support services and products for our hotel and restaurant information systems. In addition, we offer training, installation, call center support and maintenance contracts for all hospitality products. We are currently in the process of disposing of the hospitality services group.

                                  RISK FACTORS

You should carefully consider the following risk factors as well as other information included in this document. If any of the following risks or uncertainties actually occur, our business, financial condition and results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline.

RISKS RELATED TO OUR BUSINESS

         Our stockholders are subject to the following risks related to our business.

WE MAY BE UNABLE TO MEET OUR FUTURE WORKING CAPITAL REQUIREMENTS.

         At June 30, 2000, we had a negative working capital position (excess of current liabilities over current assets) of $5.2 million. Our net cash position (deficit), defined as the sum of cash, cash equivalents and short-term investments less short term borrowings and long-term debt, was $(17.3 million) at June 30, 2000, compared to $(9.9 million) at December 31, 1999.

         Commencing in the second quarter, due to greater losses than anticipated in the second quarter and the resultant shortage of available cash, we have not made timely payments to all of our trade and other creditors. As of June 30, 2000, we had payables which were more than 30 days past due in the amount of approximately $4.9 million relating to continuing operations. We have negotiated deferred payment terms with most of these creditors.

         We expect to meet our short-term working capital needs with borrowings under the bank and Cereus facilities, the proceeds from the sale of all or a portion of the hospitality services group, and up to $3.0 million in proceeds from the sale of convertible subordinated notes to two private investors. We cannot meet our working capital needs without these capital sources. Our ability to access that capital is contingent on events, most of which are outside our control. For example, we have entered into a letter of intent with respect to the sale of our lodging and international business and are in discussions for the sale of one of our subsidiaries, Squirrel Systems, Inc. However, the consummation of both of those transactions is contingent on the negotiation and execution of a definitive agreement and the completion of due diligence and other matters customary in transactions of that sort.

         While we expect to be able to close both of these transactions, there can be no assurance that either or both of the transactions will close. Also, there can be no assurance that the additional $3.0 million of convertible subordinated notes will be funded because the funding of $1.0 million of the notes is contingent on the execution of a definitive agreement for the sale of all or a portion of our hospitality services group for gross proceeds of at least $8.0 million and the funding of $2.0 million of the notes is contingent on the closing of the merger with Cereus.

         Similarly, our access to an additional $5.0 million of funding from Cereus is contingent upon our bank agreeing to certain modifications to the bank credit facility. While we expect to obtain the required modifications, there can be no assurance that we will be successful in obtaining those modifications. As such, there can be no assurance that we will have access to the additional Cereus funding.

         Finally, our ability to access an bank facility is contingent on our compliance with the financial and other covenants and terms of that facility. If we are in violation of the bank facility, or do not have sufficient eligible accounts receivable to support the level of borrowings we need, we will be unable to draw on the facility.

         If any of these contingencies are not satisfied or we are in violation of the bank facility so that we do not have access to any one of these sources of capital through the remainder of the 2000 fiscal year, then our ability to continue to operate would be jeopardized. In this event, we would be forced to seek working capital from other sources to fund delinquent accounts payable and meet ongoing trade obligations. However, there can be no assurance that other financing sources will be available to meet our needs at that time.

         Even if we are is able to meet our short-term capital needs from the capital sources described above, our ability to meet our long-term capital needs will be subject to factors outside of our control.

Specifically, unless the price of our common stock increases significantly so that holders of our convertible debt are likely to convert such debt into common stock, we will be required to restructure that debt or raise additional equity capital to fund such debt repayment beginning in June 2001. The principal amount of the convertible debt outstanding at August 10, 2000 was $9.0 million. If the balance of the convertible subordinated notes and the additional debt from the Cereus bridge facility is funded (and assuming our pending merger with Cereus is not completed), the principal amount of convertible debt outstanding would be $
17.0 million. To the extent such debt is not converted in full, or we are not able to restructure the terms of such debt or obtain the necessary funds to repay it in full, we do not expect that we will be able to meet our long-term obligations.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

         We have a history of net losses, including a net loss of $31.6 million for the six months ended June 30, 2000 and a net loss of $9.8 million for the year ended December 31, 1999. Further, executing our new business strategy and expanding our services will require significant additional capital and other expenditures. Accordingly, we may continue to generate net losses in the future, and we may never become profitable.

OUR FUTURE RESULTS OF OPERATIONS ARE UNCERTAIN BECAUSE WE ARE SIGNIFICANTLY REFOCUSING OUR BUSINESS.

         We believe that the technology services and ASP markets will grow significantly over the next five years. As a result, we are refocusing our business efforts to devote our energy and resources to promote and develop the technology services group as a full service provider, particularly its ASP offerings. As part of this process, we are pursuing the disposition of our hospitality services group. As such, we have begun accounting for the hospitality services group as a discontinued operation and our historical results of operations, which are the result of our old business strategy, may not give you an accurate indication of how we will perform in the future.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF BOTH INTERNET-BASED BUSINESS SOFTWARE SOLUTIONS AND OUR NEW PRODUCTS AND SERVICES, AND WE CANNOT BE SURE THAT THIS WILL HAPPEN.

         Our new business model depends in large part on the adoption of Internet-based business software solutions by our target market of middle market commercial users. Our business could suffer dramatically if Internet-based software solutions are not accepted or are not perceived to be effective. The market for Internet services, private network management solutions and widely distributed Internet-enabled packaged application software has only recently begun to develop, and we believe many of our potential customers are not aware of the benefit of the outsourced solutions we provide.

The growth of Internet-based business software solutions could also be limited by:

-    concerns over transaction security and user privacy;

-    inadequate network infrastructure for the Internet; and

-    inconsistent performance of the Internet.

         We cannot be certain that commercial customers will accept and employ Internet-based software solutions or that this market will grow at the rate we expect. If this market does not grow or grows more slowly than our predictions our financial condition and results of operations would be adversely affected.

         Additionally, many of our products and services are based on new or improved technologies that have not previously been available. We will have to overcome the difficulties inherent in the introduction of new or improved technologies to the market, including our ability to demonstrate to customers the technical capabilities and the value of these new technologies, and there is no assurance that we can do so successfully. Lack of market acceptance of our products and services would adversely affect our business.

WE MAY NOT BE ABLE TO DELIVER OUR SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

         We depend on other companies such as software vendors and equipment manufacturers to supply us with key components of the computer and telecommunications equipment and the telecommunications services that we use to provide our application hosting services. A disruption in our ability to provide hosting services could prevent us from maintaining the required standards of service, which would cause us to incur contractual penalties, and would harm our business. Additionally, if any of our significant software vendors stop making their products available to us or choose to compete against us, our business would be harmed. Moreover, our success depends upon the continued popularity of the product offerings of these vendors and on our ability to establish relationships with new vendors in the future. If we are unable to obtain packaged applications from these or comparable vendors or if our vendors choose to compete with us or the popularity of their products declines, our ability to customize, implement or host packaged software applications may be adversely affected.

IF WE ARE UNABLE TO EFFICIENTLY INTEGRATE AND OPERATE RECENT ACQUISITIONS, OUR BUSINESS WOULD BE HARMED.

         During the last few years, we have merged with or acquired numerous companies. The rapid growth associated with these acquisitions and the difficulties we have experienced in integrating these businesses has placed, and will continue to place, a significant strain on our systems, controls and managerial resources. Our management has expended, and expects to continue to expend, significant time and effort in integrating the operations of the businesses we acquired and in expanding our systems and controls to these acquired businesses. If we do not accomplish these tasks, our results of operations and financial condition may be materially and adversely affected.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

         We believe that our success depends largely on our ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for this personnel in the information technology services industry is intense. The inability to hire or retain qualified personnel could hinder our ability to implement our business strategy and harm our business.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES.

         Competition in the information technology services industry is intense and is expected to increase. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Additionally, there are relatively few barriers to entry in our business that would prevent new competitors from entering our industry. We may not be able to compete effectively and, if we do not, our financial condition and results of operations may be materially and adversely affected.

OUR SUCCESS DEPENDS ON OUR ABILITY TO KEEP UP WITH RAPID TECHNOLOGICAL DEVELOPMENTS AND EVOLVING INDUSTRY STANDARDS.

         The Internet is characterized by rapidly changing technology, evolving industry standards, and frequent new service and product announcements, introductions and enhancements. Our future success will depend on our ability to adapt our services to rapidly changing technologies and evolving industry standards, to continually improve the performance, features and reliability of our services and to insure the continued compatibility of our services with products, services and architectures offered by various vendors or any prevailing standard. If we do not keep up with those changes, our business may suffer.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD REQUIRE US TO ENTER INTO COSTLY LICENSES OR DEPRIVE US OF TECHNOLOGY WE REQUIRE.

         Our industry is technology intensive. As the number of software products in our target markets increases and the functionality of these products further overlap, third parties may claim that the technology we develop or license infringes their proprietary rights. Any infringement claims, even without merit, could require us to enter into costly royalty or licensing agreements to avoid service implementation delays. If successful, a claim of product infringement could deprive us of the technology we require altogether. Any of these outcomes could harm our business.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Our success depends in part upon the protection of our proprietary application software and hardware products. We have taken steps that we believe are adequate to establish, protect and enforce our intellectual property rights. However, we cannot assure you that these efforts to safeguard and maintain our proprietary rights will be successful.

         Furthermore, the laws of many foreign countries in which we do business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we have implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if our U.S. and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM INTERNATIONAL OPERATIONS.

         Our international operations represented approximately 13.3% and 18.5% of our total revenue for the six months ended June 30, 2000 and year ended December 31, 1999, respectively. The largest portion of this international revenue is generated in the Pacific Rim Region, which represented approximately 3.9% and 7.4% of our total revenue for the quarter ended June 30, 2000 and year ended December 31, 1999, respectively. Ongoing business in international markets subjects us to a wide variety of risks, including:

-    unexpected changes in legal and regulatory requirements;

-    new tariffs or other barriers to certain international markets;

-    difficulties in staffing and managing foreign operations;

- regional economic factors including recessions, hyperinflation or other adverse economic developments;

- longer payment cycles and greater difficulty in collecting accounts receivable;

-    the possibility of expropriation;

- limitations on the repatriation of investment income, capital stock and other assets;

-    unstable political environments;

-    potentially adverse tax consequences; and

-    gains and losses on foreign currency conversion.

LEGAL UNCERTAINTIES AND GOVERNMENT REGULATION COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET AND COULD LIMIT OUR CLIENTS' USE OF THE INTERNET.

         The laws governing the Internet remain largely unsettled. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, taxation and the need to qualify to do business in a particular state, apply to the Internet. This legal uncertainty could slow the growth in Internet use and decrease the acceptance of the Internet as a commercial medium, which could harm our business.

         In response to this legal uncertainty and the growing use of the Internet, laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet and Internet-based businesses could harm our business.

OUR STOCK PRICE HAS BEEN VOLATILE.

         The stock market in general, and the market for technology and Internet-related companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. During the year ended December 31, 1999, the per share sales price of our common stock on the Nasdaq National Market System has fluctuated from a low of $3.125 to a high of $9.50. We believe that the volatility of our stock price does not necessarily relate to our performance and is broadly consistent with volatility experienced in our industry. Prices for our common stock are determined in the marketplace and may be influenced by many factors including factors that are beyond our control, such as prevailing market conditions, changes in earnings estimates by industry research analysts, and general economic, industry and market conditions. In addition, in order to respond to competitive developments, we may from time to time make pricing, service or marketing decisions that could harm our business. Also, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of our common stock would likely decline.

WE HAVE NOT PAID ANY DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY ANY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have never paid dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the development of our business and, consequently, may never pay cash dividends. Our bank line of credit prohibits the payment of dividends.

RISKS RELATED TO OUR BUSINESS AFTER THE MERGER

         Assuming the merger with Cereus is consummated, our stockholders will be subject to the following risks in addition to the ones set forth above.

CEREUS IS A DEVELOPMENT STAGE COMPANY AND HAS A LIMITED OPERATING HISTORY.

         Cereus has only a limited operating history in its e-business and B2B technology business, and its prospects must be evaluated with a view to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving markets in which Cereus intends to operate and the acceptance of Cereus's business model. In addition, Cereus's limited operating history in its e-business and B2B technology business makes the prediction of its future operating results difficult or impossible.

CEREUS HAS A HISTORY OF LOSSES AND THE COMBINED COMPANY MAY NOT BE PROFITABLE IN THE FUTURE.

         Cereus had a net loss of $18.6 million for the six months ended June 30, 2000 and a net loss of $7.2 million for the year ended December 31, 1999. Further, executing the combined company's business strategy and expanding its services will require significant additional capital and other expenditures. Accordingly, we anticipate continuing to generate net losses in the future.

THE COMBINED COMPANY WILL DEPEND ON KEY PERSONNEL.

         The combined company will be highly dependent on the services of several key executive officers and technical employees, many of whom could be difficult to replace and the loss of any of whom could have a material adverse effect on its business, financial condition and results of operations. The combined company will enter into executive employment agreements with each of its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. In addition, the combined company will need to hire additional skilled personnel to support the continued growth of its business. The market for skilled personnel, especially those with the technical abilities required by the combined company, is currently very competitive, and the combined company must compete with much larger companies with significantly greater resources to attract and retain such personnel. In addition, the senior officers of the combined company after the merger have worked together for less than one year. There can be no assurance that they will function successfully as a management team to implement the combined company's strategy.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS.

         The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include integrating personnel with diverse business backgrounds and combining different corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations or financial condition of the combined company.

WE WILL INCUR SIGNIFICANT MERGER-RELATED AND INTEGRATION-RELATED EXPENSES.

         Merger-related transaction costs will be recorded as a component of the consideration paid for Cereus. These merger-related transaction costs consist principally of charges related to investment banking fees, professional services, registration and other regulatory costs, and are expected to be approximately $1,223,000. Additional fees and costs may be incurred in connection with the sale of equity or assets necessary to satisfy a condition to consummation of the merger. In addition, we expect to incur pre-tax charges to operations to reflect costs associated with combining the operations of the two companies. These charges will be determined and recorded after the merger. Additional unanticipated expenses may be incurred in the integration of our businesses. Although we expect that the elimination of duplicative expenses as well as the realization of other efficiencies related to the integration of the businesses may result in cost savings, we cannot assure you that these benefits will be achieved in the near term or at all.

                              SELLING STOCKHOLDERS

          The selling stockholders may use this prospectus for the resale of shares of our common stock being registered hereunder, although no selling stockholder is obligated to sell any such shares. Of the 3,648,788 shares of common stock offered by this prospectus, 180,000 shares were issued to selling stockholders in a private placement on June 30, 2000, up to 175,000 shares are issuable to selling stockholders in exchange for services rendered to us, 377,116 shares are issuable upon exercise of certain warrants and up to 2,916,672 shares are issuable upon the conversion of certain convertible debentures. The selling stockholders who hold warrants and convertible debentures are not required to exercise the warrants for, or convert the debentures into, shares of common stock. None of the selling stockholders is an affiliate of Eltrax.

         The following table sets forth certain information regarding the selling stockholders and the shares of common stock beneficially owned by each of them. All information contained in the table is as of August 28, 2000. We are not able to estimate the amount of shares that will be held by the selling stockholders after the completion of this offering because those selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold.


---------------------------------------------------------------------------------------------------------------
                                                                                    Shares Beneficially
                                                                                        Owned After
                                       Shares of Common                                Completion of
                                      Stock Beneficially        Number of          the Offering (2)(3)
                                      Owned Prior to the          Shares            -------------------
                                         Offering (1)          Being Offered        Number         Percent
    Selling Stockholder                  ------------          -------------        ------         -------
---------------------------------------------------------------------------------------------------------------
PNC Bank, National Association            12,532(4)           12,532(4)                0              *

---------------------------------------------------------------------------------------------------------------
Mark Tesio                                78,750(5)           78,750(5)                0              *

---------------------------------------------------------------------------------------------------------------
Scott F. Koch                             38,500(6)           38,500(6)                0              *

---------------------------------------------------------------------------------------------------------------
H. David Coherd                           38,500(7)           38,500(7)                0              *

---------------------------------------------------------------------------------------------------------------
Robert L. Rosenstein                      19,250(8)           19,250(8)                0              *

---------------------------------------------------------------------------------------------------------------
Bay Harbor Investments, Inc.           1,640,628(9)        1,640,628(9)                0              *

---------------------------------------------------------------------------------------------------------------
Strong River Investments, Inc.         1,640,628(9)        1,640,628(9)                0              *

---------------------------------------------------------------------------------------------------------------
E.piphany, Inc.                          180,000             180,000                   0              *

---------------------------------------------------------------------------------------------------------------

                TOTAL                  3,648,788           3,648,788                   0              *
---------------------------------------------------------------------------------------------------------------

* Less than 1% of the outstanding shares of common stock.

(1) The number set forth in this column is the number of shares of common stock held by each such selling stockholder and/or the number of shares of common stock that would be received upon an exercise of warrants or debentures held by each such selling stockholder that are exercisable within 60 days of the date of this prospectus.

(2) Assumes that all shares of common stock being offered and registered hereunder are sold, although no selling stockholder is obligated to sell any such shares.

(3) Based upon 26,093,109 shares of common stock outstanding as of August 21, 2000.

(4)   Shares of common stock issuable upon exercise of warrants.

(5) Includes 22,500 shares issued on July 27, 2000, plus an additional 15,000 shares we are obligated to issue to such selling stockholder if certain events outside of the selling stockholder's control occur and 41,250 shares we are obligated to issue, but which may not be issued, pursuant to an adjustment formula.

(6) Includes 11,000 shares issued on July 27, 2000, plus an additional 7,335 shares we are obligated to issue to such selling stockholder if certain events outside of the selling stockholder's control occur and 20,165 shares we are obligated to issue, but which may not be issued, pursuant to an adjustment formula.

(7) Includes 11,000 shares issued on July 27, 2000, plus an additional 7,335 shares we are obligated to issue to such selling stockholder if certain events outside of the selling stockholder's control occur and 20,165 shares we are obligated to issue, but which may not be issued, pursuant to an adjustment formula.

(8) Includes 5,500 shares issued on July 27, 2000, plus an additional 3,667 shares we are obligated to issue to such selling stockholder if certain events outside of the selling stockholder's control occur and 10,083 shares we are obligated to issue, but which may not be issued, pursuant to an adjustment formula.

(9) Includes 182,292 shares of common stock issuable upon exercise of warrants and 1,458,336 shares to be issued upon conversion of convertible debentures.

This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds of any sale by the selling stockholders.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-    privately negotiated transactions;

-    short sales;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

-    a combination of any such methods of sale; and

-    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to certain of the selling stockholders. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the common stock offered hereby will be passed upon by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Detroit, Michigan. As of August 29, 2000, certain shareholders of Jaffe, Raitt, Heuer & Weiss, P.C. beneficially owned approximately 94,050 shares of our common stock.

                                     EXPERTS

         The financial statements incorporated in this registration statement by reference to our Current Report on Form 8-K filed with the Commission on August 28, 2000 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting. The audited consolidated balance sheet of Sulcus Hospitality Technologies Corp. as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998 (not presented separately in our financial statements) have been incorporated in reliance on the report of Crowe Chizek and Company, LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

         The financial statements of Cereus and subsidiaries at December 31, 1999, and for the year ended December 31, 1999, have been incorporated in this registration statement by reference to our Current Report on Form 8-K filed with the Commission on August 30, 2000 in reliance upon the report of

KPMG, LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Cereus and subsidiaries at December 31, 1998, and for the year ended December 31, 1998, have been incorporated in this registration statement by reference to our Current Report on Form 8-K filed with the Commission on August 30, 2000 in reliance upon the report of Moore Stephens Frost, PLC, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.


===========================================================         ========================================================

No dealer, salesperson or other individual has been
authorized to give any information or to make any
representations not contained or incorporated by                                       3,648,788 SHARES
reference in this prospectus in connection with any
offering to be made by the prospectus.  If given or made,
such information or representations must not be relied
upon as having been authorized by Eltrax.  This
prospectus does not constitute an offer to sell, or a
solicitation of an offer to buy, the Securities, in any
jurisdiction where, or to any person to whom, it is
unlawful to make such offer or solicitation.  Neither the
delivery of this prospectus nor any offer or sale made
hereunder shall, under any circumstance, create an
implication that there has been no change in the facts
set forth in this prospectus or in the affairs of Eltrax
since the date hereof.

                                                                                     ELTRAX SYSTEMS, INC.




                     TABLE OF CONTENTS

                        PROSPECTUS


                                                                                         COMMON STOCK
                                                 Page
                                                -----                                   --------------
ABOUT THIS
   PROSPECTUS......................................2

WHERE YOU CAN FIND                                                                       PROSPECTUS
   MORE INFORMATION................................3

THE COMPANY........................................4                                    --------------

RISK FACTORS.......................................6

SELLING STOCKHOLDERS..............................11

USE OF PROCEEDS...................................12

PLAN OF DISTRIBUTION..............................12

LEGAL MATTERS.....................................13

EXPERTS...........................................13




                                                                                                    , 2000
                                                                                        ------------




===========================================================         ========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.


         Registration Fee.............................................$ 4,365
         Legal Fees and Expenses....................................... 4,000
         Accounting Fees and Expenses.................................. 2,000
         Miscellaneous.................................................   635
                                                                      -------
         Total........................................................$11,000
                                                                      =======


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V of Eltrax's Amended and Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the "MBCA"). Specifically, directors of Eltrax will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to Eltrax or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

         Article IV of Eltrax's Amended and Restated Articles of Incorporation gives Eltrax the power and authority to provide indemnification to officers, directors, employees and agents of Eltrax to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that Eltrax indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of Eltrax. Reference is made to the detailed terms of Section 302A.531 of the MBCA for a complete statement of such indemnification rights.

         Article VII of Eltrax's Restated Bylaws provides that Eltrax shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

         Eltrax maintains directors' and officers' liability insurance, including a reimbursement policy in favor of Eltrax.

ITEM 16.      EXHIBITS

         See Index to Exhibits.

ITEM 17.      UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on August 31, 2000.


                              ELTRAX SYSTEMS, INC.,
                              a Minnesota corporation


                              By: /s/ William P. O'Reilly
                                  ---------------------------------------------
                                  William P. O'Reilly
                                  President and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Eltrax Systems, Inc. hereby constitutes and appoints William P. O'Reilly his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                    NAME                                       TITLE                               DATE
                    ----                                       -----                               ----

/s/ William P. O'Reilly                        Chairman of the Board, President,             August 31, 2000
------------------------------------------     Chief Executive Officer and                         ---
William P. O'Reilly                            Director

/s/ William Taylor                             Director                                      August 31, 2000
------------------------------------------                                                         ---
William Taylor

/s/ Patrick J. Dirk                            Director                                      August 31, 2000
------------------------------------------                                                         ---
Patrick J. Dirk

/s/ Stephen E. Raville                         Director                                      August 31, 2000
------------------------------------------                                                         ---
Stephen E. Raville

/s/ James C. Barnard                           Director                                      August 31, 2000
------------------------------------------                                                         ---
James C. Barnard

/s/ William A. Fielder III                     Chief Financial Officer, Secretary            August 31, 2000
------------------------------------------     and Treasurer (principal                            ---
William A. Fielder III                         accounting and financial officer)


                                     INDEX TO EXHIBITS

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


Item                     Item                                              Method of Filing
----                     ----                                              ----------------


2.1       Agreement and Plan of Merger dated as of       Incorporated by reference to Appendix A to the
          June 12, 2000 among Eltrax, Solemn and         proxy statement/prospectus issued in connection
          Cereus                                         with the Company's Registration Statement on
                                                         Form S-4 (File No. 333-43224).

2.2       Second Amended and Restated Agreement          Incorporated by reference to Appendix A to the
          and Plan of Merger dated as of June 27,        proxy statement/prospectus issued in connection
          2000 among  Eltrax, Solemn and Cereus          with the Company's Registration Statement on
                                                         Form S-4 (File No. 333-43224).

2.3       Agreement and Plan of Merger dated as of       Incorporated by reference to Exhibit 2.1
          May 14, 1996 among Eltrax, Rudata              to Eltrax's Current Report on Form 8-K filed June
          Acquisition Corporation, Nordata               3, 1996.
          Acquisition Corporation, Rudata, Inc.,
          Nordata, Inc. and Howard B. and Ruby Lee
          Norton, as amended pursuant to that First
          Amendment to Agreement and Plan of
          Merger dated as of May 17, 1996 among
          the same parties.

2.4       Agreement and Plan of Merger dated as of       Incorporated by reference to Exhibit 2.1 to
          October 31, 1996 among Eltrax, ANS             Eltrax's Current Report on Form 8-K filed
          Acquisition Corporation, Atlantic Network      November 12, 1996.
          Systems, Inc. and  Walter C. Lovett,
          Douglas L. Roberson and B.Taylor
          Koonce.

2.5       Agreement and Plan of Merger dated as of       Incorporated by reference to Exhibit 2.1 to
          May 14, 1997 among Eltrax, EJG Techline        Eltrax's Current Report on Form 8-K filed May
          Acquiring Corporation, EJG Techline            14, 1997.
          Incorporated and Edward J. and Kathleen
          M. Gorlitz and Colin E. and Diane C.
          Quinn.

2.6       Agreement and Plan of Merger dated as of       Incorporated by reference to Exhibit 2.1 to
          July 1, 1997 among Eltrax, Four Corners        Eltrax'sCurrent Report on Form 8-K filed July
          Acquiring Corporation, Four Corners            1, 1997.
          Technology, Inc. and Robert A. Hughes,
          Joel J. Blickenstaff and David Noall.

2.7       Agreement and Plan of Merger dated as of       Incorporated by reference to Exhibit 2.1 to
          August 15, 1997 among Eltrax, Hi-Tech          Eltrax's  Current Report on Form 8-K filed
          Acquiring Corporation, Hi-Tech                 August 15, 1997.
          Connections, Inc. and Edward C. Barrett,
          Daniel M. Christy, David R. Hurlbrink,
          David R. Spatz, Raymond H. Melcher and
          Timothy E. Devlin.

2.8       Agreement and Plan of Merger dated as of       Incorporated by reference to Exhibit 2.1 to
          October 31, 1997 among Eltrax,                 Eltrax's Current Report on Form 8-K filed
          DataComm Acquiring Corporation,                October 3, 1997.
          Midwest Acquiring Corporation, DataCom
          Associates, Inc., Midwest Telecom
          Associates, Inc. and John M. Good, and
          Harold Madison.
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




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

2.9       Agreement and Plan of Merger dated as of           Incorporated by reference to Exhibit 2.1 to
          August 31, 1998 among Eltrax, Encore               Eltrax's Current Report on Form 8-K filed
          Acquiring Corporation, Encore Systems, Inc.,       September 10, 1998.
          Global Systems and Support, Inc.,
          Five Star Systems, Inc., Penelope A.
          Sellers, and Joseph T. Dyer.

2.10      Agreement and Plan of Merger dated as of           Incorporated by reference to Exhibit 2.1 to
          November 11, 1998 among Eltrax, Sulcus             Eltrax's Registration Statement on Form S-4
          Hospitality Technologies Corp. and Sulcus          (File No.333-68699).
          Acquiring Corporation.

4.1       Specimen form of Eltrax's common stock             Incorporated by reference to Exhibit 4.1 to
          certificate.                                       Eltrax's Registration Statement on Form S-18
                                                             (File No.33-51456).

4.2       Warrant, dated as of October 31, 1996, to          Incorporated by reference to Exhibit 10.4 to
          purchase 106,250 shares of Eltrax common           Eltrax's Current Report on Form 8-K filed
          stock granted to Walter C. Lovett.                 November 12, 1996.

4.3       Warrant, dated as of October 31, 1996, to          Incorporated by reference to Exhibit 10.5 to
          purchase 106,250 shares of Eltrax common           Current Report on Form 8-K filed
          stock granted to Douglas L. Roberson.              November 12, 1996.

4.4       Warrant dated as of September 23, 1997 to          Incorporated by reference to Exhibit 4.5 to Eltrax's
          purchase 240,000 shares of Eltrax common stock     Annual Report on Form 10-KSB for the year ended
          granted to Morgan Q. Payne.                        December 31, 1997.

4.5       Convertible Debenture dated July 27, 2000          Incorporated by reference to Exhibit 4.5 to the
          executed by Eltrax in favor of Strong River        Company's Registration Statement on Form S-4 (File
          Investments, Inc.                                  No. 333-43224).

4.6       Convertible Debenture dated July 27, 2000          Incorporated by reference to Exhibit 4.6 to the
          executed by Eltrax in favor of Bay Harbor          Company's Registration Statement on Form S-4 (File
          Investments, Inc.                                  No. 333-43224).

4.7       Registration Rights Agreement dated July 27,       Incorporated by reference to Exhibit 4.7 to the
          2000 among Eltrax, Strong River Investments,       Company's Registration Statement on Form S-4 (File
          Inc. and Bay Harbor Investments, Inc.              No. 333-43224).

4.8       Registration Rights Agreement dated June 29,       Incorporated by reference to Exhibit 4.8 to the
          2000 between Eltrax and E.piphany, Inc.            Company's Registration Statement on Form S-4 (File
                                                             No. 333-43224).
4.9       Amended and Restated Registration Rights           Incorporated by reference to Exhibit 4.9 to the
          Agreement dated June 23, 2000 between Eltrax       Company's Registration Statement on Form S-4 (File
          and Cereus.                                        No. 333-43224).

4.10      Warrant dated as of July 27, 2000 to purchase      Incorporated by reference to Exhibit 4.10 to the
          104,168 shares of Eltrax common stock granted      Company's Registration Statement on Form S-4 (File
          to Strong River Investments, Inc.                  No. 333-43224).

4.11      Warrant dated as of July 27, 2000 to purchase      Incorporated by reference to Exhibit 4.11 to the
          104,168 shares of Eltrax common stock granted      Company's Registration Statement on Form S-4 (File
          to Bay Harbor Investments, Inc.                    No. 333-43224).


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

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
4.12      Warrant dated as of July 27, 2000 to purchase      Incorporated by reference to Exhibit 4.12 to the
          26,041 shares of Eltrax common stock granted to    Company's Registration Statement on Form S-4 (File
          Strong River Investments, Inc.                     No. 333-43224).

4.13      Warrant dated as of July 27, 2000 to purchase      Incorporated by reference to Exhibit 4.13 to the
          26,041 shares of Eltrax common stock granted to    Company's Registration Statement on Form S-4 (File
          Bay Harbor Investments, Inc.                       No. 333-43224).

4.14      Warrant dated as of July 27, 2000 to purchase      Incorporated by reference to Exhibit 4.14 to the
          52,083 shares of Eltrax common stock granted to    Company's Registration Statement on Form S-4 (File
          Strong River Investments, Inc.                     No. 333-43224).

4.15      Warrant dated as of July 27, 2000 to purchase      Incorporated by reference to Exhibit 4.15 to the
          52,083 shares of Eltrax common stock granted to    Company's Registration Statement on Form S-4 (File
          Bay Harbor Investments, Inc.                       No. 333-43224).

5.1       Opinion of Jaffe, Raitt, Heuer & Weiss,            Filed herewith.
          Professional Corporation, regarding legality of securities being registered.

23.1      Consent of PricewaterhouseCoopers LLP.             Filed herewith.

23.2      Consent of Crowe, Chizek and Company LLP.          Filed herewith.

23.3      Consent of KPMG, LLC                               Filed herewith.

23.4      Consent of Moore Stephens Frost, PLC               Filed herewith.


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